EXHIBIT 99.1

CONNECTICUT WATER SERVICE, INC. 2014 PERFORMANCE STOCK PROGRAM

1. Purpose

The purpose of the Connecticut Water Service, Inc. 2014 Performance Stock Program (the “Plan”) is to strengthen Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) and its Subsidiaries (as hereinafter defined), by providing an incentive to their employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the business enterprise of the Company and its Subsidiaries.

It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and non-employee directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Unit or Performance Cash Unit Awards (as each such term is herein defined), Other Stock-Based Awards or any combination of the foregoing. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, securities and tax laws, applicable accounting standards and regulations and the size and diversity of the Company’s businesses.

2. Definitions

The following definitions shall be applicable throughout the Plan.

(a) “Award” means, individually or collectively, any grant or sale pursuant to the Plan of any Incentive Stock Option, Non-qualified Stock Option, Restricted Stock Award, Performance Share Unit, Performance Cash Unit, Stock Appreciation Right, or Other Stock-Based Award made under the Plan.

(b) “Award Agreement” means a written agreement between the Company and a Participant who has been granted an Award that defines the rights and obligations of the parties with respect to such Award.

(c) “Award Period” means a period of time within which performance is measured for the purpose of determining whether an Award of Performance Share Units or Performance Cash Units has been earned.

(d) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right; provided, however, that such price shall be equal to or greater than the Fair Market Value of a share of Stock underlying the Stock Appreciation Right on the Date of Grant.

(e) “Benefit Arrangement” shall have the meaning set forth in Section 16(d).

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” shall be deemed to have occurred if, after the date an Award is granted, any of the following occurs:

(i) a public announcement shall be made or a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any Person (as defined below), other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, is the beneficial owner (as the term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company’s then outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire voting common stock); or

(ii) any Person, other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of Company (or securities convertible into such voting common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company’s then outstanding voting common stock (all as calculated under clause (i) above); or

(iii) the consummation of a consolidation or merger of Company in which Company is not the continuing or surviving corporation (other than a consolidation or merger of Company in which holders of the outstanding capital stock of Company immediately prior to the consolidation or merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the consolidation or merger as immediately before), or pursuant to which the outstanding capital stock of Company would be converted into cash, securities or other property; or

(iv) the complete liquidation or dissolution of the Company;

(v) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Company; or

(vi) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(vii) the Board of Directors of Company, by a vote of a majority of all the Directors adopts a resolution to the effect that a “Change in Control” has occurred for purposes of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules, regulations and interpretations under such section.

(i) “Committee” means the Compensation Committee of the Board, or, if the Board so directs, the full Board or another committee appointed by the Board to administer the Plan as described in Section 4. For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

(j) “Common Stock” means the common stock, without par value, of the Company.

(k) “Company” means Connecticut Water Service, Inc., a Connecticut corporation.

(l) “Covered Employee” means a Participant whom the Committee designates, for each Award Period or Restricted Period, as applicable, or as the recipient of an Option or Stock Appreciation Right in order to qualify for the Section 162(m) Exemption.

(m) “Date of Grant” means the date on which the granting of an Award is authorized.

(n) “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option awarded pursuant to Section 7 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 7 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which a Participant participates.

(o) “Dividend Equivalent” shall have the meaning set forth in Section 9(c)(iii) hereof.

(p) “Effective Date” shall have the meaning set forth in Section 3 hereof.

(q) “Election Form” shall mean the written election form of a Participant with respect to the Participant’s Performance Share Account, as more fully described in Section 9(c)(i).

(r) “Eligible Person” means any of the following individuals who is designated by the Committee as eligible to receive Options or other Awards subject to the conditions set forth herein: (i) any director, officer or employee of the Company or a Subsidiary, (ii) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (iii) any consultant or advisor to the Company or a Subsidiary.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means the fair market value per share of Stock, determined as follows:

(i) if the Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date prior to the date of determination; or

(ii) if the Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized Over-The-Counter Bulletin Board market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Committee) on the date prior to the date of determination; or

(iii) if the Stock is not publicly traded, the Committee shall determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Committee may expressly determine otherwise.

For any date of determination that is not a trading day, the Fair Market Value of a share of Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Committee can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.

(u) “Family Member” means a Participant’s child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

(v) “Holder” means a Participant who has been granted an Award, or a permitted transferee of such a Participant as described in Section 18 hereof.

(w) “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan that is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code.

(x) “Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

(y) “Insider” means, at any time, any person whose transactions in Stock are subject to Section 16 of the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

(z) “Non-qualified Stock Option” means an Option granted under the Plan that is not designated as an Incentive Stock Option.

(aa) “Normal Termination” means termination of employment or service with the Company or a Subsidiary other than by reason of death or Disability.

(bb) “Option” means an Award of an Incentive Stock Option or a Non-qualified Stock Option granted under Section 7 of the Plan.

(cc) “Option Period” means the period described in Section 7(c) of the Plan.

(dd) “Option Price” means the exercise price set for an Option described in Section 7(a) of the Plan.

(ee) “Other Agreement” shall have the meaning set forth in Section 16(d).

(ff) “Other Stock-Based Award” shall mean any Award based on, measured by or payable in Stock, as described in Section 11.

(gg) “Parachute Payment” shall have the meaning set forth in Section 16(d).

(hh) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ii) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for an Award Period or Restricted Period from the following list: growth in earnings per share, rate of return on stockholders’ equity, earnings per share, total stockholder return, water quality, customer satisfaction, customer growth, net income, operating income, book value per share, expense management, profitability of an identifiable business unit, Stock price, revenues or sales, cash flow, working capital, completion of business acquisitions or other measurement of corporate performance. The Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or an organizational level specified by the Committee, including, but not limited to, a Subsidiary or unit, division, group of the Company or a Subsidiary. Performance Criteria may be measured on an absolute or relative basis, including but not limited to performance as measured against a group of peer companies or by a financial market index.

(jj) “Performance Goals” means the written performance objective or objectives established by the Committee under Section 9 of the Plan with respect to an Award Period or Restricted Period, with respect to Performance Share Units or Performance Cash Units or Restricted Stock, respectively, established for the purpose of determining whether, and to what extent, such Awards will be earned for an Award Period or Restricted Period.

(kk) “Performance Cash Unit” means a hypothetical equivalent to a number of dollars established by the Committee and granted in connection with an Award made under Section 9 of the Plan.

(ll) “Performance Share Account” means an account established for a Participant under Section 9 of the Plan.

(mm) “Performance Share Unit” means a hypothetical investment equivalent equal to one share of Stock granted in connection with an Award made under Section 9 of the Plan.

(nn) “Person” means any individual, corporation, partnership, company or other entity, and for the purposes of the definition of a “Change in Control” set forth in Section 2(g) hereof shall include a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(oo) “Plan” means the Connecticut Water Service, Inc. 2014 Performance Stock Program.

(pp) “Predecessor Plan” means, collectively: (i) the Company’s 1994 Performance Stock Program, as amended and restated as of April 26, 2002; and (ii) the Company’s 2004 Performance Stock Program, as amended.

(qq) “Qualified Performance-Based Award” means either: (i) a Performance Cash Unit, Performance Share Unit or Restricted Stock Award that is intended to qualify for the Section 162(m) Exemption and is made subject to Performance Goals based on Qualified Performance Criteria; or (ii) an Option or Stock Appreciation Right having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Date of Grant.

(rr) “Qualified Performance Criteria” means one or more of the Performance Goals established by the Committee that meet the objectivity and any other requirements for the Section 162(m) Exemption.

(ss) “Restricted Period” means, with respect to any share of Restricted Stock, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 10 of the Plan.

(tt) “Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 10 of the Plan.

(uu) “Restricted Stock Award” means an Award of Restricted Stock granted under Section 10 of the Plan.

(vv) “Section 162(m) Exemption” means the exemption from the limitation on deducibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such Stock Appreciation Right is exercised exceeds the Base Price specified in such Stock Appreciation Right.

(yy) “Stock” means the Common Stock or such other authorized shares of stock of the Company as from time to time may be authorized for use under the Plan.

(zz) “Stock Appreciation Right” means an Award granted under Section 8 of the Plan.

(aaa) “Subsidiary” means any corporation or other entity, 50% or more of whose outstanding voting stock or general voting power is beneficially owned directly or indirectly by the Company.

(bbb) “Treasury Regulations” means the regulations, as amended from time to time, promulgated under the Code.

(ccc) “Trust” means the grantor trust, if any, described in Section 9(c)(ii) of the Plan.

3. Effective Date, Duration and Stockholder Approval

The Plan was first adopted and made effective as of March 12, 2014 (the “Effective Date”). The validity of any and all Awards granted pursuant to the Plan shall be effective when made (unless otherwise specified by the Committee on the Date of Grant), but shall be conditioned upon, and subject to, approval of the Plan by the stockholders of the Company at a meeting duly held in accordance with the applicable laws of the state of Connecticut within twelve (12) months after the Effective Date in a manner that complies with Section 422(b)(1) of the Code and Section 162(m)(4)(C)(ii) of the Code.

The expiration date of the Plan, after which no Awards may be granted hereunder, shall be May 8, 2024; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled. Awards granted pursuant to the Plan within this ten-year period shall not expire solely by reason of the termination of the Plan.

4. Administration

The Plan shall be administered by the Committee, which shall be composed of at least two persons serving as directors of the Company, each member of which, at the time he or she takes any action with respect to an Award under the Plan, shall be a “Non-Employee Director”, as defined in Rule 16b-3 under the Exchange Act, an “independent director” under the listing standards of the Nasdaq Stock Market, LLC and an “outside director”, as defined in Treasury Regulations Section 1.162-27(e)(3), or any successor rules or regulation of each of the foregoing. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. The Committee may also act without meeting by unanimous written consent. The expenses of administering the Plan shall be borne by the Company.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select the Eligible Persons to participate in the Plan;

(b) Determine the nature and extent of the Awards to be made to each Participant;

(c) Determine the time or times when Awards will be made to Eligible Persons;

(d) Determine the duration of each Award Period and Restricted Period;

(e) Determine the conditions to which the payment of Awards may be subject;

(f) Establish and administer the Performance Goals, if any, for each Award Period and, with respect to Covered Employees, certify that Performance Goals are attained in accordance with the requirements of Treasury Regulations Section 1-162-27(e)(5);

(g) Prescribe and interpret the form of Award Agreement or other form or forms evidencing Awards;

(h) Cause records to be established in which there shall be entered, from time to time as Awards are made to Eligible Persons, the date of each Award, the number of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Share Units, Performance Cash Units, shares of Restricted Stock or Other Stock-Based Awards awarded by the Committee to each Eligible Person, and the expiration date and the duration of any applicable Award Period or Restricted Period;

(i) to determine, consistent with Section 14(p) hereof, the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company’s employment policies; and

(j) to make decisions with respect to outstanding Awards that may become necessary upon the occurrence of a Change in Control as described in Section 13 or an event that triggers anti-dilution adjustments as described in Section 15.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options or any Award Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

5. Grant of Awards, Shares of Stock Subject to the Plan

The Committee may, from time to time, grant Awards of Options, Restricted Stock, Stock Appreciation Rights, Other Stock-Based Awards and/or Performance Share Units or Performance Cash Units to one or more Eligible Persons; provided, however, that:

(a) Subject to adjustment in accordance with Section 15 hereof, an aggregate of 450,000 shares of Stock shall be available for the grant of all Awards made under the Plan; provided, that, the aggregate number of shares of Stock that may be granted as Awards to any single individual over the duration of the Plan shall not exceed 150,000. Such shares shall be in addition to all shares of Stock issued or reserved for issuance pursuant to Awards granted under the Predecessor Plan.

(b) Any shares of Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are: (i) shares tendered in payment of an Option Price; (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation; or (iii) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. If an Award is to be settled in cash, the number of shares of Stock on which the Award is based shall count toward the individual share limit set forth in this Section 5(b).

(c) Stock delivered by the Company in settlement of Awards under the Plan may be (i) authorized and unissued Stock or Stock held in the treasury of the Company or (ii) Stock that may be purchased on the open market, by private purchase or reacquired by the Company in any way.

(d) The Committee may, in its sole discretion, require a Participant to pay consideration for an Award in an amount and in a manner as the Committee deems appropriate.

6. Eligibility

(a) Plan Participation. Awards may be made or granted to Eligible Persons selected by the Committee whose past, present and/or potential contributions to the Company and/or one or more of its Subsidiaries have been, are or will be important to the success of the Company, to give them an opportunity to acquire a proprietary interest in the Company; provided however, that Incentive Stock Options may only be granted to any Eligible Persons selected by the Committee who are full-time, salaried employees of the Company or a Subsidiary.

(b) Substitute Awards. The Committee, in its discretion, may also grant Awards in substitution for any stock or other equity incentive awards previously granted by companies acquired by the Company or one of its Subsidiaries. Such substitute awards may be granted on such terms and conditions as the Committee deems appropriate in the circumstances, provided, however, that substitute Incentive Stock Options shall be granted only in accordance with the requirements of the Code.

7. Stock Options

Subject to Section 6(a) hereof, the Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person. To the extent that any Stock Option intended by the Committee to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Non-qualified Stock Option. Each Option so granted shall be subject to the following conditions or to such other conditions as may be reflected in the applicable Award Agreement.

(a) Option Price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.

(b) Manner of Exercise and Form of Payment. Options that have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable by the Participant either by payment to the Company in cash, by wire transfer, by certified or bank check or by personal check (in each case made payable to the order of the Company) or, at the discretion of the Committee, through a combination of any one or more of the following methods:

(i) delivery of shares of Stock then held by the Participant having an aggregate Fair Market Value equal to the Option Price, provided that such shares of Stock have been held by the Participant for at least six (6) months and are delivered to the Company free and clear of any liens or encumbrances thereto;

(ii) an election by the Participant to make a “cashless exercise” through a registered broker-dealer to sell all or a portion of the shares of Stock acquired upon exercise of the Option and to deliver promptly to the Company the amount of sale proceeds sufficient to pay the aggregate Option Price (and any applicable tax withholding amount), provided that any such cashless exercise shall be made only pursuant to such procedures that are, from time to time, deemed acceptable by the Committee; or

(iii) delivery of shares of Stock otherwise receivable upon the exercise of the Option having an aggregate Fair Market Value equal to the Option Price (and any applicable tax withholding amount); provided, however, that in the event the Committee shall determine in any given instance that the exercise of such Option by withholding shares otherwise receivable would be unlawful, unduly burdensome or otherwise inappropriate, the Committee may require that such exercise be accomplished in another acceptable manner.

Notwithstanding anything in this Plan to the contrary, an Option may be exercised in accordance with the arrangements and procedures described in this Section 7(b) only to the extent such arrangements or procedures comply with Section 14(o) hereof, Section 13(k) of the Exchange Act and any other applicable laws, rules and regulations.

(c) Option Vesting Periods; Duration and Expiration. Options awarded under the Plan shall vest and become exercisable in such manner and on such date or dates as may be determined by the Committee. Except as may otherwise be established by the Committee on the Date of Grant and reflected in an Award Agreement, each Option awarded under the Plan shall be exercisable with respect to not more than thirty-three and one-third percent (33.33%) of the shares of Stock subject thereto after the expiration of one (1) year following the Date of Grant, and shall be exercisable as to an additional thirty-three and one-third percent (33.33%) of the shares of Stock subject thereto after the expiration of each of the succeeding two (2) years, on a cumulative basis, so that such Option, or any unexercised portion thereof, shall be fully exercisable after a period of three (3) years following the Date of Grant; provided, however, that each award of an Incentive Stock Option shall also comply with the requirements of the Code and Section 7(f) hereof. Options awarded under the Plan shall expire after such period, not to exceed ten (10) years with respect to Incentive Stock Options, as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Option Award Agreement, an Incentive Stock Option shall expire earlier than the end of the Option Period in the following circumstances:

(i) If prior to the end of the Option Period, the Participant shall undergo a Normal Termination, the Incentive Stock Option shall expire on the earlier of the last day of the Option Period or the date that is three (3) months after the date of such Normal Termination. In such event, the Incentive Stock Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Normal Termination;

(ii) If the Participant dies prior to the end of the Option Period and while still in the employ of the Company or such Participant becomes Disabled, the Incentive Stock Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of death or Disability of the Participant. In the event of death or Disability, the Incentive Stock Option shall remain exercisable by the Participant or the Holder or Holders to whom the Participant’s rights under the Incentive Stock Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Incentive Stock Option was exercisable by the Participant at the time of death or Disability.

In granting any Non-qualified Stock Option, the Committee may specify that such Non-qualified Stock Option shall be subject to the restrictions set forth in Section 7(c)(i) or (ii) herein with respect to Incentive Stock Options, or such other termination and cancellation provisions as the Committee may determine.

(d) Other Terms and Conditions. In addition, each Option granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Award Agreement, which shall be subject to the following terms and conditions:

(i) Each Option issued pursuant to this Section 7 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii) Each share of Stock purchased through the exercise of an Option issued pursuant to this Section 7 shall be paid for in full at the time of the exercise in the manner described in Section 7(b) hereof. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option expires.

(iii) Options granted pursuant to this Section 7 shall be governed by the transfer restrictions described in Section 18 hereof.

(iv) Each Option issued pursuant to this Section 7 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement.

(v) At the sole discretion of the Committee, each Award Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 7 a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 7 shall be a condition precedent to the right of the Holder to purchase any shares of Stock. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(vi) Each Incentive Stock Option Award Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of; (A) two years after the Date of Grant of the Incentive Stock Option, or (B) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.

(vii) If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a cashless exercise under Section 7(b)(ii) above without the requirement of any further action.

(e) Buyout and Settlement Provisions. The Committee may, in its sole discretion, offer to repurchase an Option previously granted, only in extraordinary circumstances, and not in the ordinary course of business, based upon such terms and conditions as the Committee shall establish and communicate to the Holder of the Option at the time that such offer is made.

(f) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five (5) years from the Date of Grant of such Option and the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

(g) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-qualified Stock Options.

(h) Conversion of Incentive Stock Options into Non-qualified Stock Options; Termination of Incentive Stock Options. The Committee, at the written request of any Holder, may in its discretion, take such actions as may be necessary to convert such Holder’s Incentive Stock Options (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-qualified Stock Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Holder is an employee of the Company or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to, extending the Option Period of such Incentive Stock Options. At the time of such conversion, the Committee (with the consent of the Holder) may impose such conditions on the exercise of the resulting Non-qualified Stock Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Holder the right to have such Holder’s Incentive Stock Options converted into Non-qualified Stock Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the Holder, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such termination.

8. Stock Appreciation Rights

The Committee may authorize Awards to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of a Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding one hundred percent (100%)) of the Spread at the time of the exercise of such right. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Non-qualified Stock Option, after the award of an Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised. Any grant of Stock Appreciation Rights under the Plan shall be subject to the transfer restrictions of Section 18 hereof and shall be made upon terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Payment in Cash or Shares. Any Award of Stock Appreciation Rights may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, shares of Stock or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(b) Vesting. Any Award of Stock Appreciation Rights may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of such Performance Goals as may be established by the Committee.

(c) Exercise Period. No Stock Appreciation Right granted under the Plan may be exercised more than ten (10) years from the Date of Grant. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.

(d) Award Agreement. Each Award of Stock Appreciation Rights shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may determine consistent with the Plan. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to the Award of a Non-qualified Stock Option. In addition, a Stock Appreciation Right related to an Option that can only be exercised during limited periods following a Change in Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change in Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change in Control in any transaction reported in the stock market in which the Stock in normally traded.

9. Performance Share or Cash Units

(a) Award Grants. The Committee is authorized to establish performance programs to be effective over designated Award Periods determined by the Committee. The Committee may grant Awards of Performance Share Units or Performance Cash Units to Eligible Persons in accordance with such performance programs. The Committee shall determine the number of Performance Share Units of Performance Cash Units to be awarded, if any, to each Eligible Person who is selected to receive such an Award. Before or within ninety (90) days after the beginning of each Award Period to which the Performance Goals relate and on or before twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed, the Committee shall establish written Performance Goals based upon one or more Performance Criteria for such Award Period and a schedule relating to the accomplishment of the Performance Goals to the Awards to be earned by Participants, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals. Performance Goals shall be based on one or more Performance Criteria, and may be determined on an individual basis or by categories of Participants.

(b) Determination of Award. At the completion of an Award Period, or at other times as specified by the Committee, the Committee shall calculate the number of shares of Stock or amount of cash earned with respect to each Participant’s Performance Share Unit or Performance Cash Unit, as applicable, by multiplying the number of Performance Share Units and Performance Cash Units, as applicable, granted to the Participant by a performance factor representing the degree of attainment of the Performance Goals.

(c) Payment of Performance Share or Cash Unit Awards. Performance Share Unit or Performance Cash Unit Awards shall be payable in the number of shares of Stock or that amount of cash determined in accordance with Section 9(b). The amount of any payment made in cash shall be based upon the Fair Market Value of the Stock on the business day prior to payment. Payments of Performance Cash Unit Awards shall be made between the March 1 and April 1 following completion of an Award Period. Performance Share Units shall be credited to the Participant’s Performance Share Account between the March 1 and April 1 following the completion of the Award Period and the requirements of any vesting schedule established by the Committee with respect to the Award have been satisfied.

(i) Elections. Any election to have an Award or a portion of an Award credited to a Performance Share Account shall be made by a Participant on a written Election Form and shall be effective with respect to Awards that may be earned on and after the commencement of the applicable Award Period (January 1st) following the Company’s receipt of such Form, provided that such Form is received by the December 24th immediately preceding the applicable January 1. Any such election shall be made only in increments of one percent (1%) of the Award (rounded to the nearest whole share) and shall be effective only for Awards made during the year in which the election becomes effective.

(ii) Performance Share Account. The Company shall maintain on its books and records a Performance Share Account to record its liability for future payments to the Participant or his or her beneficiary pursuant to the Plan. However, a Performance Share Account under the Plan shall constitute an unfunded arrangement; the Company shall not be required to segregate or earmark any of its assets for the benefit of the Participant or his or her beneficiary, and the amount reflected in a Performance Share Account shall be available for the Company’s general corporate purposes and shall be available to the Company’s general creditors. The amount reflected in a Performance Share Account shall not be subject in any manner to anticipation, alienation, transfer or assignment by the Participant or his or her beneficiary, and any attempt to anticipate, alienate, transfer or assign the same shall be void. Neither the Participant nor his or her beneficiary may assert any right or claim against any specific assets of the Company in respect of a Performance Share Account, and the Participant and his or her beneficiary shall have only a contractual right against the Company for the amount reflected in a Performance Share Account.

Notwithstanding the foregoing, in order to pay amounts that may become due under the Plan in respect of a Participant’s Performance Share Account, the Company may establish a grantor trust (hereinafter, the “Trust”) within the meaning of Section 671 of the Code. Some or all of the assets of the Trust may be dedicated to providing benefits to the Participants pursuant to the Plan, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(iii) Dividend Equivalents. On every date on which a dividend or other distribution is paid with respect to Common Stock, commencing with the first such payment date after the date on which a Performance Share Unit is credited to a Participant’s Performance Share Account and continuing until such a Performance Share Unit is either forfeited or paid out, there shall be credited to the Participant’s Performance Share Account a Dividend Equivalent in respect of such Performance Share Unit. A Dividend Equivalent shall mean, with respect to a whole Performance Share Unit credited to a Participant’s Performance Share Account, a measure of value equal to the fractional share of Common Stock that could be purchased with the amount that would have been paid to the Participant as a dividend or other distribution if the Participant had owned a whole share of Common Stock in lieu of said whole Performance Share Unit, the date of such deemed purchase being the dividend payment date. Dividend Equivalents are expressed in the form of Performance Share Units.

(iv) Participant Not a Stockholder. The Participant shall have no stockholder’s rights with respect to any shares of Common Stock in respect of which Performance Share Units are credited to his or her Performance Share Account.

(v) Payments in Respect of Performance Shares.

(A) Fixed-Date Payment of Fully-Vested Performance Share Units. A Participant may elect on his or her Election Form to receive payment in a lump sum of some or all of the Performance Share Units awarded to the Participant in respect of an individual Award Period, but only after 100% of such Performance Share Units with respect to such Award Period have become fully-vested Performance Share Units and been credited to his or her Performance Share Account after the completion of the applicable Award Period and the satisfaction of all vesting requirements to which such Performance Share Units are subject pursuant to the applicable Award Agreement. A Participant may elect to receive payment of such Performance Share Units pursuant to one of two fixed date payment schedules, as follows: (1) 100% of such Performance Share Units shall be distributed to the Participant forty-five (45) calendar days following the final vesting date on which 100% of such Performance Share Units become fully vested and credited to the Participant’s Performance Share Account; or (2) 33.33% of such Performance Share Units shall be distributed to the Participant on each of the 1st, 2nd and 3rd anniversary dates following the final vesting date on which 100% of such Performance Share Units become fully vested and credited to the Participant’s Performance Share Account. Any such payment pursuant to this subsection (A) shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units subject to the Participant’s election on the relevant Election Form, including related Dividend Equivalents, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the respective dates of payment. For the avoidance of doubt, (X) any such payment pursuant to this subsection (A) shall be made only on the fixed date payment schedule selected by the Participant on his or her Election Form, notwithstanding a Participant’s Normal Termination that may occur on a date subsequent to the date of the Election Form (but prior to the occurrence of one or more of such fixed payment dates) and that would otherwise result in a payment to the Participant pursuant to the provisions of subsection (B) below; and (Y) shall be subject satisfaction of all vesting requirements to which such Performance Share Units are subject pursuant to the applicable Award Agreement.

(B) Separation from Service for Reasons Other than Death. In the event of a Participant’s Normal Termination or termination by reason of Disability, such Participant shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. For purposes of this Section 9, a Normal Termination or termination by reason of Disability shall be deemed to occur at the time the Participant experiences a separation from service, as that term is defined under Section 409A of the Code. Such payment shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, including related Dividend Equivalents, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant sixty (60) days after the Participant’s separation from service. Notwithstanding the foregoing the foregoing sentence, if a Participant is “a specified employee,” as defined under Section 409A of the Code, at the time of termination, payment hereunder shall be made six (6) months following the date on which the Participant would have been paid, had he not been a specified employee on the date of termination.

(C) Death While Employed by the Company. In the event of a Participant’s death prior to separation from service, the Participant’s beneficiary shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. Such payment shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant’s beneficiary sixty (60) days after the death of the Participant.

(D) Hardship Payment. Notwithstanding anything to the contrary herein, if the Committee, upon written petition of the Participant, determines, in the Committee’s sole discretion, that the Participant has suffered an unforeseeable emergency (as hereinafter defined), the Participant shall be entitled to receive, at the time of such determination, an amount not to exceed the lesser of (i) the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee; and (ii) the number of Whole Performance Share Units then credited to the Participant’s Performance Share Account. Such payment shall be made in a lump sum in cash. In the event of a hardship payment in respect of the Participant’s entire Performance Share Account, any fractional Performance Share Unit shall be paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. For purposes of the foregoing, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the need to pay for the funeral expenses of a spouse, a beneficiary or a department (as defined in Section 152 of the Code without regard to Section 152(a)(1), (b)(2), and (d)(1)(B)).

(d) Adjustment of Performance Goals. The Committee may, during the Award Period, make such adjustments to Performance Goals as it may deem appropriate, to compensate for, or reflect (i) extraordinary or non-recurring events experienced during an Award Period by the Company or by any other corporation whose performance is relevant to the determination of whether Performance Goals have been attained; (ii) any significant changes that may have occurred during such Award Period in applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any other corporation whose performance is relevant to the determination of whether an Award has been earned; (iii) any significant changes that may have occurred during such Award period in tax laws or other laws or rules or regulations that alter or affect the computation of the measures of Performance Goals used for the calculation of Awards; or (iv) any other factors that the Committee deems appropriate; provided, however, that no such change may increase the amount of an Award that would otherwise be payable to any Covered Employee.

10. Restricted Stock Awards

(a) Award of Restricted Stock.

(i) The Committee shall have the authority (A) to grant Restricted Stock Awards, (B) to issue or transfer Restricted Stock to Eligible Persons, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock (including the Restricted Period and the satisfaction of Performance Goals, if applicable), which may differ with respect to each Participant, the time or times at which Restricted Stock shall be granted or become vested and the number of shares to be covered by each grant.

(ii) The Holder of a Restricted Stock Award shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, and (B) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock Award Agreement and, if applicable, an escrow agreement and stock powers, within ten (10) days after receipt thereof from the Company, the Award shall be null and void. Subject to the restrictions set forth in Section 10(b) and any other conditions contained in the Award Agreement, the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock, and to receive dividends paid thereon.

(iii) Upon the Award of Restricted Stock, the Committee shall cause a Stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the Stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any Stock certificate held by it registered in the name of the Holder.

(b) Restrictions.

(i) Restricted Stock awarded to a Participant shall be subject to the transfer restrictions of Section 18 hereof and to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the Stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; and (C) the shares shall be subject to forfeiture to the extent provided in subparagraph (d) and the Award Agreement and, to the extent such shares are forfeited, the Stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii) If the Committee intends to make a Participant’s receipt of an Award of Restricted Stock under this Section 10 subject to the accomplishment of Performance Goals (which may be adjusted as provided in Section 9(d) hereof), then before or within ninety (90) days after the beginning of each Restricted Period to which the Performance Goals relate and on or before twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed, the Committee shall establish written Performance Goals based upon financial objectives for the Company or a Subsidiary for such Restricted Period and a schedule relating the accomplishment of the Performance Goals to the Award to be earned by the Participant, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

(c) Restricted Period. The Restricted Period of Restricted Stock shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee and set forth in the written Award Agreement.

(d) Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Award Agreement, in the event a Participant terminates employment with the Company during a Restricted Period for any reason, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited to the Company. In the event of such a forfeiture, the amount of an Award that would otherwise be payable shall be reduced, but not below zero, by the amount of any dividends previously paid to the Holder with respect to the forfeited Restricted Stock and the Holder shall repay to the Company the amount of any dividends that would have reduced the amount of the Award to less than zero.

(e) Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 10(b) hereof and the Award Agreement shall be of no further force or effect with respect to shares of Restricted Stock that have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his or her beneficiary, without charge, the Stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or Stock dividends credited to the Holder’s account with respect to such Restricted Stock and the interest thereon, if any.

(f) Stock Restrictions. Any certificate representing Restricted Stock awarded under the Plan shall, until the end of the Restricted Period with respect to such Stock, bear a restrictive legend in such form as the Company deems appropriate. Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

11. Other Stock-Based Awards.

The Committee may grant Other Stock-Based Awards, which are Awards (other than those described in Sections 7, 8, 9 and 10 of the Plan) that are based on, measured by or payable in Stock, to any Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Other Stock-Based Awards may: (a) include the Award of unrestricted shares of Stock; (b) be made subject to the achievement of one or more Performance Goals or other conditions; and (c) be payable in cash, shares of Stock or any combination of the foregoing, as the Committee shall determine.

12. Non-Competition Provisions

In addition to such other conditions as may be established by the Committee, in consideration of the granting of Awards under the terms of the Plan, the Committee, in its discretion, may include non-competition provisions in the applicable Award Agreement, which may differ with respect to each form of Award and each individual Participant.

13. Change in Control

(a) General Rule. Except as otherwise provided in an Award Agreement, in the event of a Change in Control, the Committee may, but shall not be obligated to take any one or more of the following actions, in each case without Participant consent (unless otherwise specified): (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award; (ii) cancel Awards for a cash payment equal to their fair value, net of applicable tax withholdings (each as determined in the sole discretion of the Committee) which, in the case of

Options and Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change in Control to holders of the same number of shares of Stock subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares of Stock subject to such Options or Stock Appreciation Rights) over the aggregate Option Price (in the case of Options) or Base Price (in the case of Stock Appreciation Rights); (iii) provide for the issuance of replacement Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion; (iv) provide that such Awards shall be assumed, or substantially equivalent awards shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof); (v) upon written notice to the Holders, provide that the Holders’ unexercised Options or Stock Appreciation Rights will terminate immediately prior to the consummation of such Change in Control unless exercised within a specified period following the date of such notice; (vi) provide that outstanding Awards shall become exercisable in whole or in part prior to or upon the consummation of the Change in Control; (vii) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds net of the exercise price thereof any applicable tax withholdings; (viii) terminate Options or Stock Appreciation Rights without providing accelerated vesting; or (ix) take any other action with respect to the Awards that the Committee in its sole discretion deems appropriate. For the avoidance of doubt, the treatment of Awards upon a Change in Control may vary among Participants and types of Awards in the Committee’s sole discretion.

(b) Settlement of Awards Subject to Performance Goals upon a Change in Control. Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in Control, provided such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A. The settlement amount shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Award Period until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.

(c) Related Matters. In taking any of the actions permitted under this Section 13, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 13, including but not limited to the fair value of other consideration received by Holders of Awards and whether substantially equivalent Awards have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of the Awards and in connection with a Change in Control, the Committee may require such acknowledgments of satisfaction and releases from Participants as it may determine.

14. General Provisions

(a) Written Agreements; Committee Determinations. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Award Agreement executed by the Company and the Participant. The Committee may terminate any Award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within ten (10) business days after the Award Agreement has been delivered to the Participant for his or her execution. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

(b) Additional Provisions of an Award. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award Agreement.

(c) Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 15 hereof.

(d) Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to: (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act and the Exchange Act, and (ii) the rules and regulations of the Nasdaq Stock Market, LLC or any securities exchange on which the Company’s Common Stock may be listed. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, such shares of Stock may be deemed “restricted securities” as defined in Rule 144 under the Securities Act. The Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(e) Insiders; Rule 16b-3 Matters. It is the intent of the Company that Awards pursuant to the Plan shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered by the Committee in compliance with all applicable requirements of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee does not comply with applicable requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

(f) Claim to Awards and Employment or Service Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary.

(g) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(h) Payments To Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(i) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Governing Law. Except as to matters of federal law, the Plan and the rights of all Holders claiming hereunder, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without regard to the principles of conflicts of law thereof. All outstanding Awards granted under the Predecessor Plan shall continue to be governed and interpreted solely under the terms of the Predecessor Plan and shall not be subject to the terms hereof.

(k) Funding. Except as otherwise provided in Section 9(c)(ii) above, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(l) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(m) Relationship To Other Benefits; Other Plans. Any Award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other employee benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except as otherwise specifically provided in any other employee benefit plan or as maybe required by applicable law.

(n) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(o) Prohibition Against Loans. Anything in the Plan to the contrary notwithstanding, neither the Company nor any Subsidiary shall make a loan to any officer, director, employee or consultant of the Company or any Subsidiary for the purpose of obtaining the benefits of any Award under the Plan.

(p) Certain Terminations of Employment, Hardship and Approved Leaves of Absence; Employment Transfers. Notwithstanding any other provision of the Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code and, with respect to Qualified Performance-Based Awards, Section 162(m) of the Code. No termination of employment by an Employee shall be deemed to result from a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another.

(q) Tolling. In the event a Participant is prevented from exercising an Option or Stock Appreciation Right or the Company is unable to settle an Award due to either any trading restrictions applicable to the shares of Stock, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, consistent with applicable law, or as may be advisable to secure favorable tax treatment, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his or her representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

(r) No Duty to Inform Regarding Exercise Rights. Neither the Company, any Subsidiary, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.

(s) Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Hartford, Connecticut.

(t) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(u) Use of Proceeds from Stock. Proceeds from the sale of Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

15. Changes in Capital Structure

(a) Awards granted under the Plan and any Award Agreements shall be subject to equitable adjustments, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards; (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award, (ii) in the event of any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) upon the occurrence of any other event that otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such corporate or other event, the aggregate number of shares of Stock available under the Plan and the maximum number of shares of Stock with respect to which any one person may be granted in connection with Awards shall be appropriately adjusted by the Committee, consistent with applicable law, whose determination shall be conclusive. In addition, consistent with applicable law, including but not limited to the requirements of Sections 422 and 409A of the Code, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted. The terms of this Section 15 may be varied by the Committee in any particular Award Agreement.

(b) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize, without limitation, any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of Stock, or any issue of bonds, debentures, preferred or preference stock or other capital stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16. Tax Matters

(a) Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from any payment of any kind otherwise due to a Participant, cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such payment (whether so required to secure for the Company an otherwise available tax deduction or otherwise) and, in the case of Awards paid in Stock, the Holder may be required to pay to the Company prior to delivery of such Stock, the amount of any such taxes that the Company is required to withhold, if any, with respect to such Stock. The obligations of the Company under the Plan shall be conditioned on satisfaction of all such withholding obligations. The Company shall accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner.

(b) Section 422 Compliance. If any of the terms or provisions of the Plan or an Award Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Award Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Award Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Award Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

(c) Section 409A Compliance. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, if a Participant is a “specified employee” for purposes of Section 409A as of the date of his or her termination of employment, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid in a lump sum on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier) as that term is defined under Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

(d) Parachute Payments. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Subsidiary of the Company, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment.

(e) Section 162(m) Exemption. When granting any Performance Cash Unit, Performance Share Unit, Restricted Stock, or other Award (other than Options or Stock Appreciation Rights that meet the definition of a Qualified Performance-Based Award), the Committee may designate as a Qualified Performance-Based Award any such Award that the Committee determines in good faith meets the requirements of a Qualified Performance Based Award, based upon the Committee’s determination that the recipient is or may be a Covered Employee with respect to such Award and that the Committee wishes such Award to qualify for the Section 162(m) Exemption. The payment of compensation pursuant to Awards designated as Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) to a Covered Employee for any calendar year shall not exceed $350,000. The maximum number of shares of Stock underlying Options or Stock Appreciation Rights that may be awarded to a Covered Employee for any calendar year shall not exceed 35,000 shares and their exercise price shall be the Fair Market Value of the Stock on the Date of Grant.

(f) Neither the Company nor any Subsidiary nor any director, officer, agent, representative, or employee of either, guarantees to the Participant or any other Person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Stock Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, will or will not apply.

17. Forfeiture and Recoupment

(a) Clawback Provision. Notwithstanding any provision in the Plan to the contrary, any “incentive- based compensation” within the meaning of Section 10D of the Exchange Act will be subject to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission and by any national securities exchange on which the Stock trades.

(b) Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment or service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

18. Transfer Restrictions

(a) Transfer Restrictions. Except as otherwise provided in Sections 18(b) and 18(d) below, no Award granted under the Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law. Any attempt to transfer an Award in violation of the Plan shall render such Award null and void.

(b) Limited Transfer Rights. Except as other required by applicable law, the Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option or an Award made under Section 9 of the Plan), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 18(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 18(b).

(c) Additional Restrictions on Transfer. Any Award made under the Plan may provide that all or any part of the shares of Stock that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.

(d) Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 18, any Award made under the Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.

19. Repricings Prohibited

Notwithstanding anything to the contrary in Section 21 hereof, the terms of outstanding Awards shall not be amended to (a) reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or (b) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 15 hereof.

20. Non-exclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other additional incentive arrangements (subject to stockholder approval if such approval is required) as it may deem desirable, including, without limitation, the awarding of Stock, Options, other Awards or cash otherwise than under the Plan, and such arrangements may be either applicable generally or applicable only in specific cases.

21. Termination or Suspension of Plan; Award and Plan Amendments

(a) Termination; Suspension. The Committee or the Board may at any time or from time to time terminate the Plan, suspend the Plan and, if suspended, reinstate, the Plan in whole or in part.

(b) Award Amendments. Subject to Section 19 hereof, the Committee or the Board may, at any time, cancel, reduce, amend or otherwise modify outstanding Awards (and the terms of the related Award Agreement), including for the purposes of modifying the time or manner of vesting, or the term of, any outstanding Award; provided however, that no such amendment or modification shall impair the rights of the Holder of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Holder’s prior written consent; and provided, further, that no such consent shall be required if (i) the Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or modification is either required or advisable in order for the Company, the Plan or the Award to satisfy any present or future law, rule or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard applicable to the Company, or (ii) the Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or modification is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution of benefits has been adequately compensated.

(c) Plan Amendments. The Board may at any time amend the Plan; provided, however, that any such amendment shall be contingent on obtaining the approval of the stockholders of the Company if the Committee determines in its sole discretion that such approval is necessary to comply with any requirement of law, including the requirements for qualification of Incentive Stock Options or rule of any national securities exchange or automated quotation system on which the Company’s equity securities are traded or quoted; and provided further that the Committee shall not take any of the following actions without the prior approval of the Company’s stockholders at a meeting duly held in accordance with the applicable laws of the state of Connecticut: (i) amending the Plan to repeal the prohibition against repricing set forth in Section 19 hereof; (ii) expanding the definition of “Eligible Person” under the Plan; (iii) increasing the aggregate number of shares of Stock reserved and available for issuance under the Plan set forth in Section 5(a) hereof (except as otherwise provided in Section 15 hereof); (iv) increasing the individual Award limitation set forth in Section 5(a) hereof; (v) decreasing the Option Price of an Option or the Base Price of a Stock Appreciation Right to be awarded under the Plan to any amount lower than 100% of the Stock’s Fair Market Value on the date of the Award; (vi) extending the maximum duration of an Award of an Option or Stock Appreciation Right under the Plan; or (vii) extending the duration of the Plan beyond that specified in Section 3 hereof. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

* * *

As adopted by the Board of Directors of Connecticut Water Service, Inc. on March 12, 2014.

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